Exhibit 99.1

For Immediate Release

Contact:                Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter
and Fiscal 2016 Operating Results

Greenwich, Connecticut, December 15, 2016 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2016.  The company also announced an increase in the quarterly dividend rate on its Class A Common and Common stock.

Net income applicable to Class A Common and Common stockholders for the quarter ended October 31, 2016 amounted to $6,750,000 or $0.18 per diluted Class A Common share and $0.16 per diluted Common share compared with $23,995,000 or $0.70 per diluted Class A Common share and $0.62 per diluted Common share in last year's fourth quarter.  For the year ended October 31, 2016, net income applicable to Class A Common and Common stockholders was $19,436,000 or $0.56 per diluted Class A Common share and $0.49 per diluted Common share compared to $34,659,000 or $1.02 per diluted Class A Common share and $0.90 per diluted Common share in fiscal 2015.  Both the three month and year ended October 31, 2015 amounts for net income applicable to Class A Common and Common stockholders include a $20,377,000 gain on the sale of the company's Meriden, CT property when it was sold in the fourth quarter of fiscal 2015.

Diluted Funds from Operations (FFO) for the quarter ended October 31, 2016 was $13,331,000 or $0.36 per Class A Common share and $0.31 per Common share, compared to $9,678,000 or $0.28 per Class A Common share and $0.25 per Common share in last year's fourth quarter.   For the year ended October 31, 2016, diluted FFO amounted to $43,603,000 or $1.25 per Class A Common share and $1.10 per Common share, compared with $38,056,000 or $1.12 per Class A Common share and $0.99 per Common share in fiscal 2015.  The FFO amounts above for fiscal 2015 include significant acquisition costs and excess preferred stock dividends due to the timing of redemption and issuance of classes of preferred stock, which in the company's view are not indicative of operating performance.  In an effort to assist investors in analyzing changes to FFO, the company has included a second FFO reconciliation table at the end of this report which explains the effect of these items on the company's Diluted FFO.  After removing these items from both the three month and full year periods ended October 31, 2016 and 2015, the company's adjusted Diluted FFO for the three month period ended October 31, 2016 was $13,538,000 or $0.36 per diluted Class A Common share and $0.32 per diluted Common share, compared to $9,726,000 or $0.29 per diluted Class A Common share and $0.25 per diluted Common share in last year's fourth quarter.  Adjusted FFO for the year ended October 31, 2016 was $44,015,000 or $1.26 per diluted Class A Common share and $1.11 per diluted Common share, compared to $40,392,000 or $1.19 per diluted Class A Common share and $1.05 per diluted Common share in fiscal 2015.

In August 2014, the company entered into a contract to sell its White Plains property to an unrelated third party and that closing was scheduled to occur in April 2016.  In February 2016, the purchaser of the White Plains property approached the company, asking for an extension of the closing date, and the company granted this extension in exchange for a monthly payment of $461,000 for each of the six monthly extension options exercised.  The purchaser exercised all six options and paid the company $2.8 million to extend the closing until October 2016.  In October 2016, the purchaser requested a further extension, and the company granted such extension to March of 2017 in exchange for a one-time payment of $2 million.  The per share amounts for both FFO and net income for the three months and year ended October 31, 2016 include $2.8 million and $4.8 million, respectively, relating to the receipt of the extension payments.  In addition, the per share amounts for both FFO and net income for the three months and year ended October 31, 2015 include property acquisition costs of $48,000 and $2.1 million, respectively. The first quarter fiscal 2015 acquisition costs of $2.0 million were incurred when the company purchased four retail properties in New Jersey in December 2014 (fiscal 2015) for $124.6 million.  In addition, the per share amounts for both FFO and net income in fiscal 2015 were reduced by $268,000 in preferred stock dividends as a result of issuing the Series G preferred stock a month before the redemption of the company's Series D preferred stock could take place.
At October 31, 2016, the company's consolidated properties were 93.3% leased (versus 95.8% at the end of fiscal 2015) and 92.8% occupied (versus 95.0% at the end of fiscal 2015). The drop in the company's leased rate in fiscal 2016 when compared to the end of fiscal 2015 was predominantly related to the A&P bankruptcy. During the first quarter of fiscal 2016, three of nine spaces that A&P previously occupied in the company's portfolio became vacant. Those spaces totaled 130,000 square feet, or about 3.3% of the square footage of the company's consolidated properties. Six of the company's nine former A&P leases were assumed by new grocery tenants. Of the three A&P spaces that became vacant (Pompton Lakes, Bloomfield and Wayne, NJ), two (Bloomfield and Wayne) were leased to new grocery store operators in the second quarter of fiscal 2016. The space in Wayne was leased for 20 years at an initial base rental rate $2 per square foot higher than the base rent under the former A&P lease and the Bloomfield location was leased for 20 years at an initial base rental rate $8.50 per square foot higher than the base rent under the former A&P lease. Both leases are net leases, with the new tenants paying for their share of CAM and real estate taxes.  The tenant of the Bloomfield location has opened for business.  The tenant of the Wayne location is seeking approval from the town.  The company is marketing the remaining Pompton Lakes, NJ location for lease.
Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures and the company's White Plains property as that property is in contract to be sold and the company plans on completing the sale in March 2017.  At October 31, 2016, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 98.4% leased (98.1% at October 31, 2015).

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of UBP, said "In addition to our encouraging financial results in the fourth quarter we continued to be active on the acquisitions front.  We purchased a shopping center located at 970 High Ridge Road in Stamford, CT, not far from the Company's largest center, Ridgeway.  High Ridge is a 27,000 square foot shopping center, occupied by a 6,700 square foot FedEx Office, Supercuts, Verizon and two well-established local restaurants.  The property is located in a high demographic, infill market on High Ridge Road in Stamford, CT, a major north/south artery road.  The center, at closing, was 100% leased.  The property is located near prominent retailers such as Trader Joe's, Acme Market, CVS, Walgreen's and Starbucks.  We currently have three properties located in our core marketplace under contract to purchase for a total investment of $17.1 million and continue to aggressively pursue other properties for purchase that meet the company's investment parameters."
Mr. Biddle continued, "With the A&P bankruptcy issue mostly behind us and the closing of the sale of our White Plains property scheduled to take place in March 2017, we can refocus our efforts to leasing the few remaining large vacant spaces we have in our portfolio.  We currently have 5 vacant spaces of more than 10,000 square feet in our existing portfolio that are our priority to lease.  Two of the spaces are in our Yorktown property and we are currently working with several prospective tenants interested in leasing those two spaces.  The largest vacant space (63,000 sf in Pompton Lakes, NJ) is the only former A&P tenant space we have left to lease, and we are aggressively marketing that space for lease.  If we can lease these five spaces, our consolidated occupancy will increase by 3.1%, as these three spaces represent 47% of our remaining consolidated vacant space."

UBP Announces an Increase in Dividends to its Shareholders for the Twenty-third Consecutive Year

At their regular December meeting, the company's Directors approved an increase in the quarterly dividend rate on shares of the company's Class A Common stock and Common stock.  The quarterly dividend rate declared for Class A Common stock was increased to $0.265 per share and the quarterly dividend rate declared for Common stock was increased to $0.235 per Common share, which represents an annualized increase of $0.02 per share for the both classes of common stock.  The $0.02 dividend increase on both the Class A Common stock and Common stock represents the twenty-third consecutive year that the company has increased total dividends to its shareholders.  The Class A Common and Common dividends are payable January 20, 2017 to stockholders of record on January 6, 2017.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 75 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 187 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 23 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth quarter 2016 results
 (in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31,		October 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues
Base rents	$87,172	$83,885	$23,997	$20,657
Recoveries from tenants	25,788	28,703	7,045	6,027
Lease termination income	619	472	239	325
Other income	3,213	2,252	618	928
Total Revenues	116,792	115,312	31,899	27,937

Expenses
Property operating	18,717	21,267	4,947	4,844
Property taxes	18,548	18,224	4,808	4,557
Depreciation and amortization	23,025	22,435	6,223	5,601
General and administrative	9,284	8,576	2,144	2,083
Provision for tenant credit losses	1,161	1,271	326	533
Acquisition costs	412	2,068	207	48
Directors' fees and expenses	318	330	83	69
Total Operating Expenses	71,465	74,171	18,738	17,735
Operating Income	45,327	41,141	13,161	10,202
Non-Operating Income (Expense):
Interest expense	(12,983)	(13,475)	(3,232)	(3,364)
Equity in net income from unconsolidated joint ventures	2,019	1,941	535	527
Interest, dividends and other investment income	242	228	86	43
Income before gain on sale of properties	34,605	29,835	10,550	7,408
Gain on sale of properties	-	20,377	-	20,377
Net income	34,605	50,212	10,550	27,785
Noncontrolling interests:
Net income attributable to noncontrolling interests	(889)	(948)	(230)	(220)
Net income attributable to Urstadt Biddle Properties Inc.	33,716	49,264	10,320	27,565
Preferred stock dividends	(14,280)	(14,605)	(3,570)	(3,570)
Net Income Applicable to Common and Class A Common Stockholders	$19,436	$34,659	$6,750	$23,995

Diluted Earnings Per Share:
Per Common Share:	$0.49	$0.90	$0.16	$0.62
Per Class A Common Share:	$0.56	$1.02	$0.18	$0.70

Weighted Average Number of Diluted Shares Outstanding:
Common and Common Equivalent	8,910	8,728	9,000	8,807
Class A Common and Class A Common Equivalent	27,112	26,332	29,486	26,284

Results of Operations

Fiscal 2016 vs. Fiscal 2015

The following information summarizes the Company's results of operations for the years ended October 31, 2016 and 2015 (amounts in thousands):

	Year Ended
	October 31,				Change Attributable to:
Revenues	2016	2015	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$87,172	$83,885	$3,287	3.9%	$(1,556)	$4,843
Recoveries from tenants	25,788	28,703	(2,915)	-10.2%	(516)	(2,399)
Other income	3,213	2,252	961	42.7%	(114)	1,075

Operating Expenses
Property operating	18,717	21,267	(2,550)	-12.0%	(690)	(1,860)
Property taxes	18,548	18,224	324	1.8%	33	291
Depreciation and amortization	23,025	22,435	590	2.6%	403	187
General and administrative	9,284	8,576	708	8.3%	n/a	n/a

Non-Operating Income/Expense
Interest expense	12,983	13,475	(492)	-3.7%	497	(989)
Interest, dividends, and other investment income	242	228	14	6.1%	n/a	n/a

Note 1 - Properties held in both periods includes only properties owned for the entire periods of 2016 and 2015 including the Company's White Plains Property.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues
Base rents increased by 3.9% to $87.2 million in fiscal 2016, as compared with $83.9 million in the comparable period of 2015.  The increase in base rents and the changes in other income statement line items were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2015, the Company purchased equity interests in six properties totaling approximately 409,000 square feet of GLA and sold two properties totaling approximately 298,000 square feet, and in fiscal 2016, the Company purchased two properties totaling 99,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in fiscal 2016 when compared with fiscal 2015.

Properties Held in Both Periods:

Revenues
Base rents increased by $4.8 million in fiscal 2016 as compared to fiscal 2015, primarily as a result of the Company receiving $4.8 million in extension fees from the entity in contract to purchase our White Plains property.  In fiscal 2015, the Company entered into contract to sell our White Plains property and that closing was scheduled to occur in April 2016.  In February, the purchaser approached the Company and asked for an extension of the closing to October 2016.  In exchange for granting the extension the Company received $2.8 million.  In October, the purchaser approached us again and asked for an additional extension, and in exchange for granting that extension the Company received an additional $2 million.  The Company has recorded the entire $4.8 million in base rent on the accompanying consolidated income statements, as the fees collected for the extensions essentially amounted to the purchaser renting the shopping center until the closing of the sale, which is now scheduled for March of 2017.   In addition, the increase was caused by an increase in base rents billed at several of our other shopping centers in excess of the prior year for new leasing done in the portfolio in fiscal 2015 and 2016, offset by a reduction in base rents at the three shopping centers which were leased to A&P and were not assumed in the A&P bankruptcy process.  Two of those three spaces have been re-leased and are now paying rent.

In fiscal 2016, the Company leased or renewed approximately 418,400 square feet (or approximately 10.4% of total consolidated property leasable area).  At October 31, 2016, the Company's consolidated properties were approximately 93.3% leased.  The above percentages exclude the Company's White Plains property, which is being held vacant for sale.

For the year ended October 31, 2016, recoveries from tenants for properties owned in both periods (which represent reimbursements from tenants for operating expenses and property taxes) decreased by a net $2.4 million. This decrease was primarily the result of incurring $1.9 million less in operating expenses for properties owned in both periods, predominantly attributable to a significant reduction in snow removal costs during fiscal 2016 as compared with fiscal 2015.  In addition, this decrease was also the result of having two anchor stores formerly occupied by A&P vacant for most of the first and second quarters of fiscal 2016, which reduced the company's recovery rate for operating costs.

Expenses
Property operating expenses for properties owned in both fiscal year 2016 and 2015 decreased by $1.9 million.  This decrease was primarily the result of having $1.9 million less in operating expenses in the portfolio, predominantly attributable to a significant reduction in snow removal costs during fiscal 2016 as compared with fiscal 2015.

Real estate taxes for properties owned in both fiscal year 2016 and 2015 increased by $291,000 as a result of normal tax assessment increases at some of our properties.

Interest expense for properties owned in both fiscal year 2016 and 2015 decreased by $989,000 as a result of the Company having less outstanding on its Facility in fiscal 2016 as compared with fiscal 2015, the Company repaying two mortgages totaling $12.0 million in fiscal 2015 and 2016 and the Company repaying its $25 million term loan in August 2015.

Depreciation and amortization expense from properties owned in the year ended October 31, 2016 as compared to the corresponding prior period, increased by $187,000 as a result of an increase in capital improvements on properties held in both periods.

General and administrative expense for the year ended October 31, 2016, when compared with the year ended October 31, 2015, increased by $708,000, as a result of increased compensation expense for additional staffing at the Company, increased bonus compensation for our employees and an increase in restricted stock amortization as a result of newer tranches of restricted stock grants being valued at a higher stock price than that of expiring tranches of restricted stock.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The company considers FFO to be a meaningful additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  The company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The company defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Funds from Operations
Fiscal Year and Fourth quarter Ended 2016 Results
 (in thousands, except per share data)

	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2016	2015	2016	2015
Net Income Applicable to Common and Class A Common Stockholders	$19,436	$34,659	$6,750	$23,995

Real property depreciation	18,866	18,750	4,750	4,653
Amortization of tenant improvements and allowances	3,517	3,161	1,276	811
Amortization of deferred leasing costs	557	449	173	117
Depreciation and amortization on unconsolidated joint ventures	1,589	1,414	385	356
(Gain)/loss on sale of asset	(362)	(20,377)	(3)	(20,254)
Funds from Operations Applicable to Common and Class A Common Stockholders	$43,603	$38,056	$13,331	$9,678

Funds from Operations (Diluted) Per Share:
Common	$1.10	$0.99	$0.31	$0.25
Class A Common	$1.25	$1.12	$0.36	$0.28

The following table reconciles the company's net income available to Common and Class A Common Stockholders to Funds From Operations for the three months and fiscal year ended October 31, 2016 and 2015 after removing the excess preferred stock dividends, preferred stock redemption charges and property acquisition costs. (See Note 1).

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Recurring Funds From Operations:	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2016	2015	2016	2015
Net Income Applicable to Common and Class A Common Stockholders	$19,436	$34,659	$6,750	$23,995
Add: Acquisition costs	412	2,068	207	48
Add: Excess preferred stock dividends (Note 1)	-	268	-	-
Net Income Applicable to Common and Class A Common Stockholders	$19,848	36,995	6,957	24,043

Real property depreciation	18,866	18,750	4,750	4,653
Amortization of tenant improvements and allowances	3,517	3,161	1,276	811
Amortization of deferred leasing costs	557	449	173	117
Depreciation and amortization on unconsolidated joint ventures	1,589	1,414	385	356
(Gain)/loss on sale of asset	(362)	(20,377)	(3)	(20,254)
Funds from Operations Applicable to Common and Class A Common Stockholders	$44,015	$40,392	$13,538	$9,726

Funds from Operations (Diluted) Per Share:
Common	$1.11	$1.05	$0.32	$.25
Class A Common	$1.26	$1.19	$0.36	$.29

Note 1 – The company sold preferred stock in October and November of 2014 for the principal purpose of redeeming its Series D preferred stock.  The company redeemed the Series D on November 21, 2014.  The company incurred excess preferred stock dividends of $268,000 in the first quarter of fiscal 2015 as a result of having the new series of preferred stock outstanding prior to being able to redeem the series D preferred stock.

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	October 31, 2016	October 31, 2015
	(Unaudited)
Assets
Cash and Cash Equivalents	$7,271	$6,623

Real Estate investments before accumulated depreciation	$1,016,838	$941,690

Investments in and advances to unconsolidated joint ventures	$38,469	$39,305

Mortgage note receivable	$13,500	$-

Total Assets	$931,324	$861,075

Liabilities
Revolving credit lines	$8,000	$22,750

Mortgage notes payable and other loans	$273,016	$260,457

Total Liabilities	$314,038	$304,342

Redeemable Noncontrolling Interests	$18,253	$15,955

Preferred Stock	$204,375	$204,375

Total Stockholders' Equity	$599,033	$540,778